                                            Registration Statement No. 333-34565
                                            Filed Pursuant to Rule 424(b)(3)

                        AMERICAN HOMESTAR CORPORATION


                SUPPLEMENT DATED OCTOBER 1, 1997 TO PROSPECTUS
                           DATED SEPTEMBER 25, 1997

        With respect to the prospectus covering 474,099 shares of the Common Stock of American Homestar Corporation forming a part of the Registration Statement on Form S-3 (No. 333-34565):

        The section entitled "Selling Shareholders" is hereby amended by superceding the reference to Daniel N. Warren, Smith Barney, Inc., Rollover Custodian, c/o the Robinson Humphrey Co. in respect of 5,095 shares of the Common Stock, par value $.05 per share, of American Homestar Corporation ("Common Stock") and the reference to Edward G. Weiner in respect of 45,930 shares of Common Stock, with the following disclosure:

                                OWNERSHIP    COMMON STOCK
                                OF COMMON    OFFERED FOR      OWNERSHIP     PERCENTAGE
                               STOCK PRIOR     SELLING        OF COMMON     OF COMMON
  NAME AND OFFICE OF             TO THE      SHAREHOLDERS'   STOCK AFTER   STOCK AFTER
  BENEFICIAL OWNER              OFFERING       ACCOUNT        OFFERING      OFFERING
  ------------------           -----------   -------------   -----------   -----------
Daniel N. Warren, Smith          2,079          2,079             0             *
Barney Inc., Rollover
Custodian, c/o The
Robinson Humphrey Co.

Donna W. Warren, Smith           3,016          3,016             0             *
Barney Inc., Rollover
Custodian, c/o The
Robinson Humphrey Co.

Edward G. Weiner                40,991         40,991             0             *

Rayna C. Weiner                  2,744          2,744             0             *

Edna Weiner                      2,195          2,195             0             *


        On September 30, 1997, the closing price of the Common Stock on The Nasdaq National Market was $24.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 1, 1997.